EXHIBIT 99.1
AMERICAN CLAIMS EVALUATION, INC.
REPORTS FOURTH QUARTER AND YEAR END RESULTS
JERICHO, NY, June 19, 2009: American Claims Evaluation, Inc. (the “Company”) (NASDAQ:AMCE) announced revenues of $3,320,926 and a net loss of $807,100 ($.19 net loss per share) for the year ended March 31, 2009. By comparison, the Company reported a net loss of $671,809 ($.14 net loss per share) for the year ended March 31, 2008.
As previously announced, on September 12, 2008, the Company acquired all of the issued and outstanding shares of Interactive Therapy Group Consultants, Inc. (“ITG”) and also completed the disposition of its wholly-owned subsidiary, RPM Rehabilitation & Associates, Inc. (“RPM”). Accordingly, all results related to RPM have been reflected as discontinued operations.

	Three Months Ended		Years Ended
	03/31/09	03/31/08	03/31/09	03/31/08
	(Unaudited)
Revenues	$1,633,598	$—	$3,320,926	$—

Operating loss from continuing operations	(167,644)	(195,232)	(804,817)	(990,113)

Loss before discontinued operations	(362,464)	(131,857)	(895,617)	(659,086)

Net loss	$(362,464)	$(131,537)	$(807,100)	$(671,809)

Net income (loss) per share:
From continuing operations — basic and diluted	$(0.08)	$(0.03)	$(0.19)	$(0.14)

From discontinued operations — basic and diluted	$—	$—	$0.02	$—

Weighted average shares — basic and diluted	4,754,900	4,761,800	4,760,075	4,761,800
The Company acquired ITG for $570,000 in cash on September 12, 2008. The purchase price was subject to adjustment based on the final calculation of ITG’s tangible net worth. Based on this calculation, the purchase price was reduced by $374,785. Subsequent to March 31, 2009, the former ITG shareholders repaid $170,715 of this balance. Since the collectability of the remaining balance is in question, the Company has recorded a reserve for the uncollectible balance of $204,070 during the fourth quarter ended March 31, 2009.
During the year ended March 31, 2009 and 2008, the Company recognized stock compensation expense totaling $21,100 and $285,000, respectively, based on the fair value of stock options granted under the provisions of Statement of Financial Accounting Standards No. 123R.
American Claims Evaluation, Inc., through its wholly owned subsidiary, Interactive Therapy Group Consultants, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.
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